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EXHIBIT 11


                                 DSP COMMUNICATIONS, INC.

                      STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                           (IN THOUSANDS EXCEPT PER SHARE DATA)


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
                               Quarter ended September 30,  Nine months ended September 30,
                               --------------------------   -------------------------------
                                    1996        1995             1996         1995
                               ------------    ----------     ----------     ----------

Shares used in calculation
  of net income per share:
  Average Class B Ordinary
   shares and Common shares
   outstanding                      22,086       17,604          20,505       14,191
  Net effect of dilutive stock
   option and warrants               1,938        2,100           1,894        1,730
  Class A Convertible Ordinary
   shares, if converted                 --           --              --        1,206
                                   ---------    ---------     ---------      ---------
                                    24,024       19,704          22,399       17,127
                                   ---------    ---------     ---------      ---------
                                   ---------    ---------     ---------      ---------
Net income                         $ 7,603       $2,566         $17,128      $ 4,363
                                   ---------    ---------     ---------      ---------
                                   ---------    ---------     ---------      ---------

Net income per share               $  0.32      $  0.13        $   0.76      $  0.25
                                   ---------    ---------     ---------      ---------
                                   ---------    ---------     ---------      ---------
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